Exhibit 99.1

RF Monolithics Reports First Quarter Financial Results

RFM Reports Solid 1st Quarter, Almost $1M of Positive Operating Cash Flow for the Second Consecutive Quarter and Actions in Response to Continued Weakening Economy

DALLAS--(BUSINESS WIRE)--December 18, 2008--RF Monolithics, Inc. (NASDAQ: RFMI) (RFM or the “Company”) today reported sales for the first quarter ended November 30, 2008, of $11.4 million compared to sales of $15.8 million for the first quarter of the prior year. The Company reported a net loss, calculated in accordance with generally accepted accounting principles (“GAAP”), of $46,000 or $0.00 per diluted share compared to GAAP net income of $113,000 or $0.01 per diluted share for the prior year’s first quarter. Non-GAAP net income for the quarter, which excludes loss from discontinued operations, intangible acquisition expense, stock compensation expense and restructuring costs, was $136,000 or $0.01 per diluted share compared to a non-GAAP net income of $1.0 million or $0.10 per diluted share for the prior year’s first quarter.

David M. Kirk, President and CEO of RF Monolithics, Inc., commented, “With revenue down only slightly from last quarter, a 37% gross profit margin, and approximately $1.0 million of positive operating cash flow for the second consecutive quarter, we feel this was a very solid quarter. In addition, we were very close to breakeven this quarter on sales that were $4.4 million lower than last year’s first quarter. This is a favorable result of the previous aggressive cost reductions we have implemented and indicative of a strong, cohesive core team.

“Although we saw limited effects from the worsening economic situation in our first quarter, it appears that many of our markets, particularly the automotive sector are being severely impacted. Historically the automotive market has represented 25% to 30% of our quarterly sales. Recent order trends indicate that our sales to automotive markets will be materially curtailed for at least the next few quarters. We believe some of our markets, including medical and industrial, may weather the recession better. Both of these markets are primarily served by our Wireless Solutions products. While we have seen some slowing of solutions sales, this segment of our business is not seeing the same magnitude of pressures as our Wireless Components. As a result of the net impact of these expectations, we are taking aggressive actions to align expense levels with anticipated lower sales levels.

“Due to the severity of the economic downturn, we continue to adjust the Company to the realities of the market place. We are reducing our headcount approximately 37%, implementing a 10% across-the-board salary reduction and suspending cash compensation for outside directors. As a result, we expect associated restructuring and non-recurring expense in our second fiscal quarter to be in the $500,000 to $700,000 range. In addition to personnel related reductions, we are taking other cost reduction measures which will further adjust our business structure. We believe this will result in a sustained net quarterly reduction in recurring operating expenses of approximately $1 million beginning in the second fiscal quarter.

“Our management team is experienced in managing through tough situations. We successfully transitioned manufacturing operations offshore to improve gross profit margins for our very competitive Wireless Component products. We built what we believe is a sustainable position in the wireless solutions markets through organic growth and acquisitions resulting in a strong portfolio of module products. We did this while maintaining the product quality our customers have come to expect from RFM. We believe that the actions we are taking will provide the cash flow to sustain us during this recession. While in the short-term our focus will be on improving our cash flow, we are maintaining our core capabilities, such as module and Virtual Wire® engineering, to take advantage of growth opportunities when the economy recovers.”

Additional Information:

  Improved net cash position (bank debt less cash) over $900,000 from the previous quarter. Cash and cash availability was $2.2 million as of the end of the quarter.
  Decreased inventory $2.5 million from the previous quarter, as planned.
  Reported almost $1 million in positive operating cash flow, for the second consecutive quarter. This positive cash flow and the reduction in working capital allowed us to reduce liabilities by $4.7 million, primarily bank debt and accounts payables.
  We will reduce our headcount 37% and reduce salaries 10% across-the-board. This will provide $1 million per quarter savings in recurring operating expenses. Restructuring expenses, to be recognized in our second quarter, are expected to be in the $500,000 to $700,000 range.
  Maintained gross profit margin at 37%. Cost saving initiatives resulted in $1.1 million year-over-year reduction in Q1 operating expenses, net of restructuring charges.
  As previously announced, NASDAQ notified the Company that it did not meet the minimum stockholders' equity requirement for continued listing on The NASDAQ Global Market as of its fiscal year ended August 31, 2008. This notification has no immediate effect on the NASDAQ listing or trading of the Company's common stock. The Company has made application to transfer to The NASDAQ Capital Market (formerly known as the NASDAQ Small Cap Market).
  Remain in compliance with covenants under our credit facility with Wells Fargo Bank.

Product Mix for Current and Prior Quarter Sales:

Wireless Solutions Group	Q1 FY09	Q4 FY08	Q1 FY08
Cirronet Modules	$2.8 Million	$3.2 Million	$3.4 Million
RFM Virtual Wire® & RFIC	$2.9 Million	$2.8 Million	$3.6 Million
Subtotal	$5.7 Million	$6.0 Million	$7.0 Million

Wireless Components Group
Low-power Components	$1.2 Million	$1.5 Million	$2.3 Million
Filter Products	$3.9 Million	$4.1 Million	$5.9 Million
Frequency Control Modules	$0.6 Million	$0.8 Million	$0.6 Million
Subtotal	$5.7 Million	$6.4 Million	$8.8 Million

Total Sales	$11.4 Million	$12.4 Million	$15.8 Million

Market Diversification for current and comparative quarters’ sales:

	Q1 FY09*	Q4 FY08*	Q1 FY08*
Automotive	22%	26%	29%
Consumer	16%	15%	14%
Industrial	31%	27%	33%
Telecom	13%	13%	12%
Medical	12%	12%	5%
Other**	6%	7%	7%

Geographic Diversification for current and prior quarters’ sales:

	Q1 FY09	Q4 FY08	Q1 FY08
North America	45%	44%	53%
Europe	16%	13%	12%
Asia and the rest of the world	39%	43%	35%

*Market classifications involve the Company’s attempt to classify distribution sales which are recognized upon shipment and whose market classification is estimated based upon point-of-sales information provided to the Company by the distributors.

**Other includes the government and those sales through distribution which are not considered material for tracking by market application by RFM’s distributors.

Non-GAAP Financial Measures

We report net income (loss) and income (loss) per share (EPS) on a GAAP basis and non-GAAP basis. We believe that non-GAAP financial measures provide useful supplemental information to investors, offer a better understanding of results of operations as seen through the eyes of management and facilitate comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses or unusual items that may obscure trends in our underlying performance. We use these non-GAAP financial measures internally to make strategic decisions, forecast future results and evaluate our financial performance. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) or income (loss) per share in accordance with GAAP. Reconciliations of reported net income (loss) and reported income (loss) per share to non-GAAP net income or (loss) and non-GAAP income or (loss) per share respectively are included at the end of this news release.

About RFM:

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, the ability to integrate acquisitions and alliances as planned, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2008. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a conference call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the conference call over the Internet or by dialing toll-free 1-866-752-1354, ask to be connected to the RF Monolithics management conference call (Reservation No. 67096092). Please call 10 minutes prior to scheduled start time. After the conference call, a replay will be available and can be accessed by dialing 1-800-642-1687 (Reservation No. 67096092). This replay will be active from 7:00 p.m. ET, December 18, 2008, through January 18, 2009.

Internet Access:

To access the conference call via the web, participants should access RFM’s website at www.rfm.com, click on Investor Relations page, at least 10 minutes prior to the call and log in to ensure web browser compatibility.

RFM Financial News Release

RF Monolithics, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	November 30,
	2008	2007

Sales	$11,367	$15,767
Cost of sales	7,150	9,868
Gross profit	4,217	5,899
Research and development	1,266	1,789
Sales and marketing	1,814	2,196
General and administrative	1,011	1,183
Restructuring and fixed asset impairment	(67)	99
Operating expense	4,024	5,267
Income from operations	193	632
Other expense, net	(173)	(65)
Income before income taxes	20	567
Income tax expense	5	8
Net income from continuing operations	15	559
Net loss from discontinued operations	(61)	(446)
Net (loss) income	$(46)	$113
Earning (loss) per share:
Basic from continuing operations	$0.00	$0.06
Basic from discontinued operations	$(0.00)	$(0.05)
Basic earning per share	$(0.00)	$0.01
Weighted average common shares outstanding:
Basic	9,836	9,352
Diluted	9,836	10,356

RFM Financial News Release

RF Monolithics, Inc. and Subsidiaries
Unaudited Reconciliation of GAAP to Non-GAAP Net Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	November 30,	November 30,
	2008	2007

GAAP net (loss) income	$(46)	$113

Add back:

Amortization of acquisition intangible assets and asset write-ups	77	300

Stock compensation expense	111	173

Asset impairments/severance costs:
Restructuring expense	(67)	99
Net gain on sale of property and equipment (non-operating income)	0	(108)
Subtotal asset impairments/severance costs	(67)	(9)

Loss from discontinued operations	61	446

Subtotal adjustments	182	910

Non-GAAP net income	$136	$1,023

Non-GAAP earnings per share:
Basic	$0.01	$0.11
Diluted	$0.01	$0.10

Weighted average common shares outstanding
Basic	9,836	9,352
Diluted	10,176	10,356

RFM Financial News Release

RF Monolithics, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In Thousands)

	November 30,	August 31,
	2008	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$597	$1,254,
Accounts receivable – net	7,238	8,434
Inventory – net	6,990	9,539
Prepaid expenses and other	428	265
Assets of discontinued operations	156	174
Total current assets	15,409	19,666
Property and equipment – net	2,849	3,090
Goodwill	556	556
Acquisition intangible assets, net	2,013	2,073
Other assets – net	886	902
Assets of discontinued operations	70	79
Total	$21,783	$26,366
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$5,650	$8,860
Current liabilities of discontinued operations	126	321
Total current liabilities	5,776	9,181
Other liabilities	7,175	8,429
Total liabilities	12,951	17,610
Stockholders’ equity	8,832	8,756
Total	$21,783	$26,366

CONTACT:
PR Financial Marketing, LLC
Jim Blackman, 713-256-0369
jim@prfmonline.com
or
RF Monolithics, Inc.
Carol Bivings, 972-448-3795
Director Investor Relations
Bivings@rfm.com